EXHIBIT
                          SUB-ITEM 77C

        SUBMISSION OF MATTERS TO VOTE OF SECURITY HOLDERS


Special Meeting of Shareholders of Global Utility
Fund, Inc. (the "Fund") held on November 8, 1999, at Prudential Plaza, 751 Broad Street, 24th Floor,
Newark, New Jersey 07102, for the following purpose:

To approve changes to certain fundamental investment restrictions.


A. MODIFICATION OF FUNDAMENTAL RESTRICTION ON
PORTFOLIO DIVERSIFICATION

PROPOSED CHANGE: Upon approval of Proposal 3A, the existing fundamental restriction on portfolio diversification would be modified as follows:

"The Fund is a "diversified company" as defined in the 1940 Act. The Fund may not purchase the securities of any issuer if, as a result, the Fund would fail to be a diversified company within the meaning of the 1940 Act, and the rules and regulations promulgated thereunder, as such statute, rules, and regulations are amended from time to time or are interpreted from time to time by the SEC staff (collectively, the "1940 Act Laws and Interpretations") or to the extent that the Fund may be permitted to do so by exemptive order or similar relief(collectively, with the 1940 Act
Laws and Interpretations, the "1940 Act Laws,
Interpretations and Exemptions")."

DISCUSSION: The Fund's current fundamental restriction on portfolio diversification lists the percentage standards set forth in the 1940 Act for a diversified fund. In order to qualify as a diversified investment company under the 1940 Act, the Fund may not purchase securities of any one issuer if, as a result, more than 5% of the Fund's total assets would be invested in securities of that issuer or the Fund would own or hold more than 10% of the outstanding voting securities of that issuer, except that up to 25% of the Fund's total assets may be invested without regard to this limitation. This limitation does not apply to securities issued or guaranteed by the U.S.
government, its agencies or instrumentalities or to securities issued by other investment companies. The proposed restriction adopts the same 1940 Act standards. However, by not listing the percentage limitations, the proposed restriction would change automatically if the 1940
Act Laws, Interpretations and Exemptions change.

B. MODIFICATION AND RECLASSIFICATION OF
FUNDAMENTAL RESTRICTION ON MARGIN TRANSACTIONS

PROPOSED CHANGE: Upon approval of Proposal 3B, the existing fundamental restriction on engaging in margin transactions would be eliminated and the Fund would become subject to the following non-fundamental restriction:

"The Fund will not purchase securities on margin, provided that the fund may obtain short-term credits as may be necessary for the clearance of purchases and sales of securities, and further provided that the Fund may make margin deposits in connection with its use of financial options and futures, forward and spot currency contracts, swap transactions and other futures contracts or derivative instruments."

DISCUSSION: The Fund is not required to have a fundamental restriction with respect to margin transactions. To maximize the Fund's flexibility in this area, the Board believes that the existing fundamental restriction on margin transactions should be replaced with a non-fundamental restriction. The proposed non-fundamental restriction eliminates any possible confusion over the Fund's ability to use forward and spot currency contracts, swap transactions and other financial contracts or derivative instruments, as the Fund intends to do from time to time.

C. ELIMINATION OF FUNDAMENTAL RESTRICTION ON
PURCHASING SECURITIES OF COMPANIESWITH LESS THAN
THREE YEARS OF CONTINUOUS OPERATIONS

PROPOSED CHANGE: Upon approval of Proposal 3C, the existing fundamental restriction on purchasing the securities of companies having a record of less than three years of continuous operations would be eliminated.

DISCUSSION: This fundamental restriction is based on blue sky regulations by state securities commissions that are no longer applicable to the Fund. Elimination of this restriction, which currently prohibits the Fund from investing more than 5% of its total assets in securities of companies with less than three years of continuous operations, would provide the Fund with greater flexibility with respect to investment opportunities in startup companies and emerging markets. Investments in startup companies and companies with less than three years of continuous operations may be riskier than investments in more established companies. It is not currently expected that this change would materially affect the Fund.

D. MODIFICATION OF FUNDAMENTAL RESTRICTION ON
ISSUING SENIOR SECURITIES AND BORROWING MONEY

PROPOSED CHANGE: Upon approval of Proposal 3D, the existing fundamental restriction on issuing senior securities would be modified as follows:

"The Fund may not issue senior securities or borrow money, except as permitted by the 1940 Act
Laws, Interpretations and Exemptions."

DISCUSSION: The proposed changes would make the Fund's fundamental restriction on issuing senior securities or borrowing money no more limiting than required by the 1940 Act. Generally, under the 1940 Act, funds may borrow money in an amount not exceeding 33-1/3% of fund total assets
(including the amounts borrowed). The Board believes that changing the Fund's fundamental restrictions in this manner will provide flexibility for future contingencies. However, the Board does not currently intend to change the Fund's operations, under which the Fund does not borrow or use leverage for investment purposes.

E. MODIFICATION OF FUNDAMENTAL RESTRICTION ON
INVESTING IN COMMODITIES

PROPOSED CHANGE: Upon approval of Proposal 3E, the existing fundamental restriction on investing in commodities for the Fund would be modified as follows:

"The Fund may not purchase or sell physical commodities, but the Fund may purchase, sell or enter into financial options and futures, forward and spot currency contracts, swap transactions and other financial contracts or derivative instruments."

DISCUSSION: The proposed changes to this fundamental restriction are intended to ensure that the Fund will have the maximum flexibility to enter into hedging and speculative transactions utilizing financial contracts and derivative products when doing so is permitted by the Fund's other investment policies. Thus, the proposed restriction would allow the Fund to respond to the rapid and continuing development of derivative products. The proposed restriction broadens the exception to the prohibition on buying and selling physical commodities to include all financial derivative instruments rather than only financial futures and currency instruments. The Fund, and thus shareholders, may lose money through any unsuccessful use of these strategies. However, the Fund currently engages in hedging and other portfolio strategies such as the use of derivatives to reduce certain risks of its investments and to attempt to enhance return. The
Fund would continue this policy with respect to the transactions authorized by the proposed changes to this fundamental restriction. In addition, it is expected that any proposed changed policy would not materially affect Fund operations.

F. MODIFICATION OF FUNDAMENTAL RESTRICTION ON REAL
ESTATE INVESTMENTS

PROPOSED CHANGE: If Proposal 3E is approved, the existing fundamental restriction on real estate investments for the Fund would be removed from the Fund's proposed fundamental restriction on investing in commodities, discussed above, and would be modified as a separate fundamental restriction to read as follows:

"The Fund may not purchase or sell real estate, except that investments insecurities of issuers that invest in real estate and investments in mortgage-backed securities, mortgage participations or other instruments supported by interests in real estate are not subject to this limitation, and except that the Fund may exercise rights under agreements relating to such securities, including the right to enforce security interests and to hold real estate acquired by reason of such enforcement until that real estate can be liquidated in an orderly manner."

DISCUSSION: The proposed changes to this fundamental restriction would provide more detail regarding the types of real estate-related securities that are permissible investments for the Fund, such as mortgage participations, and would permit the Fund to exercise rights under agreements relating to real estate-related securities. In addition, the proposed restriction includes an exception that permits the Fund to hold real estate acquired as a result of ownership of securities or other interests. Acquisition of real estate would subject the Fund to risks associated with real estate, such as liquidity risks, environmental risks and changes in tax and regulatory requirements. It is expected that the proposed changed policy would not materially affect Fund operations.

G. ELIMINATION OF FUNDAMENTAL RESTRICTION ON
PURCHASING SECURITIES ISSUED BYOTHER INVESTMENT
COMPANIES

PROPOSED CHANGE: Upon approval of Proposal 3G, the existing fundamental restriction on purchasing securities issued by other investment companies, which prohibits the Fund from investing in securities of other investment companies, except in certain instances, would be eliminated.

DISCUSSION: There is no legal requirement that the Fund have a fundamental restriction on this subject. This change would offer the Fund the ability to use alternative investment structures, although the Board does not currently intend to materially change the structure of the Fund. In addition, the ability of the Fund to invest in other investment companies already is subject to certain percentage limitations in the 1940 Act.
In general, a fund may not invest more than 10% of its assets in shares of other funds, more than 5% of its assets in the shares of a single fund, or acquire more than 3% of the outstanding voting stock of another fund.

H. MODIFICATION OF FUNDAMENTAL RESTRICTION ON
CONCENTRATION

PROPOSED CHANGE: Upon approval of Proposal 3H, the existing fundamental restriction on concentration would be modified as follows:

"The Fund may not purchase any security if, as a result thereof, 25% or more of its total assets would be invested in the securities of issuers having their principal business activities in the same industry, other than the utility industries, except for temporary emergency purposes, and except that this limitation does not apply to securities issued or guaranteed by the U.S.
government, its agencies or instrumentalities."

DISCUSSION: The proposed changes to the Fund's fundamental restriction on concentration would make minor changes in wording from the existing fundamental restriction. Under normal circumstances, at least 65% of the Fund's total assets will be invested in the securities of companies primarily engaged in the ownership or operation of facilities used in the generation, transmission or distribution of electricity, telecommunications, gas or water. It is expected that the proposed changed policy would not materially affect Fund operations.

I. MODIFICATION OF FUNDAMENTAL RESTRICTION ON
MAKING LOANS

PROPOSED CHANGE: Upon approval of Proposal 3I, the existing fundamental restriction on making loans for the Fund would be modified as follows:

"The Fund may not make loans, except through loans of assets of the Fund or through repurchase agreements, provided that for purposes of this restriction, the acquisition of bonds, debentures, other debt securities or instruments, or participations or other interests therein and investments in government obligations, commercial paper, certificates of deposit, bankers' acceptances or similar instruments will not be considered the making of a "loan.""

DISCUSSION: The proposed changes to this fundamental restriction would more completely describe various debt instruments the Fund may purchase that do not constitute the making of a loan and would permit the Fund to lend Fund assets. However, it is expected that the proposed changed policy would not materially affect Fund operations. -

J. MODIFICATION OF FUNDAMENTAL RESTRICTION ON
UNDERWRITING SECURITIES

PROPOSED CHANGE: Upon approval of Proposal 3J, the
Fund's existing fundamental restriction on underwriting securities would be modified as follows:

"The Fund may not act as an underwriter except to the extent that, in connection with the disposition of portfolio securities, the Fund may be deemed to be an underwriter under certain federal securities laws."

DISCUSSION: The proposed changes to this fundamental restriction would make minor changes in wording from the existing fundamental restriction on underwriting securities. It is expected that the proposed changed policy would not materially affect Fund operations.

K. ELIMINATION OF FUNDAMENTAL RESTRICTION ON
SELLING SECURITIES SHORT PROPOSED CHANGE: Upon approval of Proposal 3K, the Fund's existing fundamental restriction on selling securities short under certain circumstances would be eliminated.

DISCUSSION: The Fund is not required to have a fundamental restriction with respect to short sales of securities. A short sale of a security is a transaction in which a fund sells a security it does not own in anticipation of a decline in the market value of that security. To maximize the Fund's flexibility in this area, the Board believes that the Fund's restriction on short sales of securities, which prohibits the Fund from selling securities short or maintaining a short position, except in connection with the use of options, futures contracts, options thereon and forward currency contracts, should be eliminated.
Although the Fund will not become subject to a comparable non-fundamental restriction, the Fund does not currently intend to engage in short sales of securities.

L. ELIMINATION OF FUNDAMENTAL RESTRICTION ON
INVESTING FOR THE PURPOSE OFEXERCISING CONTROL

PROPOSED CHANGE: Upon approval of Proposal 3L, the
Fund's existing fundamental restriction on investing for the purpose of exercising control for the Fund would be eliminated.

DISCUSSION: The Board proposes to eliminate this fundamental restriction, which prohibits the Fund from investing in companies for the purpose of exercising control or management. Elimination of this restriction would clarify the Fund's ability to exercise freely its normal rights as a shareholder of the companies in which it invests.
Although the Fund will not become subject to a comparable non-fundamental restriction, the Fund does not currently intend to become involved in directing or administering the day-to-day operations of any company.


Approval of certain changes to fundamental investment restrictions regarding:

                         Votes for      Votes
against        Abstentions

a)   Diversification            5,943,226      291,152
  342,629
b)   Margin transactions        5,734,631      459,570
  382,751
c)   Investments in securities of
      companies with less than three
      years of continuous operation     5,750,000
489,256        337,751
d)   Senior securities and borrowing
      money                   5,766,398
438,256        371,778
e)   Commodities           5,689,979      525,173        361,855
g)   Investment in shares of other
      investment companies         5,865,066
496,442        340,413
h)   Concentration              5,830,996      339,560
  406,451
i)   Making loans          5,688,465      496,442        392,100
j)   Underwriting securities         5,795,631      391,571
  389,805
k)   Selling securities short        5,673,938      545,511
  357,558
l)   Investing for the purpose
      of taking control            5,762,775
441,368        372,864